UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2021

SYSOREX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55924	68-0319458
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13880 Dulles Corner Lane Suite 175 Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-929-3871

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On April 14, 2021, Sysorex, Inc. (the “Company,” “we,” “us,” or “our”) filed a Current Report on Form 8-K (the “Original Report”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the execution of that certain Agreement and Plan of Merger, dated April 8, 2021 (the “Merger Agreement”), by and among the Company, TTM Digital Assets & Technologies, Inc., a privately held Nevada corporation (“TTM Digital”) and TTM Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company (“MergerSub”). Under the terms of the Merger Agreement, the parties agreed that at the Effective Time (defined below), the Company would acquire TTM Digital by way of a reverse triangular merger, subject to certain closing conditions (the “Merger”). On April 14, 2021 (the “Effective Time”), the closing conditions delineated in the Merger Agreement were satisfied and the Merger was consummated. At the Effective Time, the MergerSub was merged with and into TTM Digital with TTM Digital surviving the Merger and becoming a wholly-owned subsidiary of the Company.

This Current Report on Form 8-K/A (the “Amended Report”) is being filed to amend the Original Report to provide the financial statements and pro forma financial information described below, in accordance with the requirements of Item 9.01 of Form 8-K, which require the filing of such financial statements and financial information not later than 71 days after the date on which the Original Report was required to be filed pursuant to Item 2.01.

In addition, even though the Company was not considered a shell company prior to the consummation of the Merger, the Company has elected to disclose the information that would be required if the Company were filing a general form for registration of securities on Form 10. The Company has elected this approach due to the change of control triggered by the Merger and the significant impact of the Merger on the Company’s plans, strategies, prospects, results of operations, and other material aspects of its business. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were required to file a Form 10. The following information is provided about the business of the Company reflecting the consummation of the Merger, unless otherwise specifically indicated or the context otherwise requires.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Explanatory Note” above is incorporated by reference into this Item 2.01. The material provisions of the Merger Agreement are described in the Original Report, which is incorporated by reference herein.

FORM 10 INFORMATION

Cautionary Note Regarding Forward-Looking Statements

This Amended Report contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These statements may include, but are not limited to, statements regarding the Merger and its anticipated effects, the Company’s business, the benefits of the Merger and its effects on our shareholders and the associated objectives, expectations, and intentions, all statements regarding the Company’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, all discussions, expressed or implied, and statements containing words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “can,” “would,” “should,” “will,” “intend,” “may,” “might,” “potential,” “upside” and other similar words and expressions. All statements in this Amended Report that are not historical facts are forward-looking statements that reflect the best judgment of the Company based upon currently available information. Such forward-looking statements are inherently uncertain, and our shareholders, other potential investors, or any other person reviewing this Amended Report must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties, and other factors, many of which the Company is unable to predict or control, that may cause its actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties, and other factors discussed below and detailed from time-to-time in the Company’s filings with the SEC. These risks, uncertainties, and other factors include, among other things:

●	our ability to successfully integrate acquired businesses or new products, or to realize anticipated synergies in connection with the acquisition of the new businesses line;

●	the effect of COVID-19, closure of offices and site location(s); on our ability to service our customers resulting in less revenues;

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	customer demand for solutions we offer;

●	the impact of competitive or alternative products, technologies, and pricing;

●	general economic conditions and events and the impact they may have on us, on our customers, and on our potential customers;

●	general cryptocurrency risks;

●	technological changes and developments in the blockchain and cryptocurrencies;

●	risks related to changes of rules and regulations in connection with cryptocurrencies in general and Ethereum in particular;

●	risks related to Ethereum’s transition from “proof-of-work” to “proof-of-stake” model that may render mining activities within Ethereum blockchain obsolete;

●	risks related to the geographical locations of our mining facilities;

●	competition for blockchain platforms and technologies;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern;

●	our ability to complete strategic transactions, which may include acquisitions, mergers, dispositions, joint ventures, or investments;

●	lawsuits and other claims by third parties;

●	our success at managing the risks involved in the foregoing items; and

●	other risks and uncertainties set forth in this Amended Report or the Company’s periodic filings in the section entitled “Risk Factors,” which is incorporated herein by reference.

TRADEMARKS

This Current Report contains additional trade names, trademarks, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

BUSINESS

Overview

Sysorex, Inc. is a digital asset technology company primarily focused on Ethereum mining and the Ethereum blockchain. Following the Company’s Merger with TTM Digital, the Company shifted its primary business focus to the mining of Ethereum and opportunities related to the Ethereum blockchain. In addition to the mining of Ethereum, the Company continues to operate its wholly-owned subsidiary, Sysorex Government Services, Inc. (“SGS”), a business that provides information technology products, solutions, and services to federal, state, and local government, including system integrators. In the future, the Company plans to explore potential strategies to leverage the Ethereum blockchain and distributed ledger technology to SGS’s business opportunities.

Acquisition of TTM Digital Assets & Technologies, Inc.

The Merger with TTM Digital resulted in a change of control of the Company, with the shareholders of TTM Digital receiving that number of shares equal to no less than eighty percent (80%) of the outstanding shares of capital stock of the Company. The Merger was structured as and is intended to constitute a tax-free exchange pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

As a result of the Merger, the Company now has two wholly-owned subsidiaries: TTM Digital and SGS.

The Company intends to support SGS, which has historically provided secure wireless networking and cybersecurity products to the U.S. Government. SGS plans to pursue government contracts implementing blockchain technology for the improvement of U.S. Government systems platforms utilized by Government agencies that are currently contract partners of SGS, and SGS is also considering blockchain opportunities within the state, local, and education segments (“SLED”). SGS plans to support the Company and TTM Digital by leveraging their datacenter technology and massive computational power for availability to the U.S. Government and SLED programs. Computational power is essential for industries that require high-performance computing (“HPC”) technologies. These industries include Bioinformatics, Life Sciences & Computational Chemistry, Data Mining, Analytics and Databases, Weather, Climate Modeling and Atmospheric Research, Scientific Research, and Cybersecurity and Cryptology.

Nature of the Business – Blockchain Technology & Cryptocurrency

Blockchains are decentralized digital ledgers that record and enable secure peer-to-peer transactions without third-party intermediaries. Blockchains enable the existence of digital assets by allowing participants to confirm transactions without the need for a central certifying authority. When a participant requests a transaction, a peer-to-peer network consisting of computers, known as nodes, validates the transaction and the user’s status using known algorithms. After the transaction is verified, it is combined with other transactions to create a new block of data for the ledger. The new block is added to the existing blockchain in a way that is permanent and unalterable, and the transaction is complete.

Blockchain-based cryptocurrencies are a medium of exchange that uses encryption techniques to control the creation of monetary units and to verify the transfer of funds. Transactions are processed using the computing power of specialized hardware and the entity tasked with processing a transaction earns a reward for this service - this process is generally referred to as “mining” and the entities effecting transactions are generally referred to as “miners.” Some of the key features of cryptocurrency transactions are as follows:

●	Miners use powerful computers that tally the transactions to run the blockchain.

●	Every transaction and the ownership of every cryptocurrency unit in circulation is recorded in the blockchain and miners update the blockchain each time a transaction is made and ensure the authenticity of the information in the blockchain.

●	Miners receive a transaction fee for their service in the form of a portion of the new digital “coins” that are issued.

●	In the case of mining Ethereum, the digital “coins” that are generated are referred to as Ether or “ETH.”

●	The transaction and mining process is commonly referred to as the “proof-of-work” phase in the evolution of the Ethereum blockchain.

●	Proof-of-work is a decentralized consensus mechanism that requires members of a network to expend effort solving an arbitrary mathematical puzzle to secure the blockchain.

●	Proof-of-work is used widely in cryptocurrency mining, for validating transactions and mining new tokens and is the precursor to “proof-of-stake” (see below for more information around “proof-of-stake”).

The Company owns or operates thousands of highly efficient Graphics Processing Units (predominantly, NVIDIA) generating approximately 500 Gigahash of computing power, i.e., powerful computers (“GPUs”), including a large number of specialized Cryptocurrency Mining Processors. These GPUs are currently online and securing the Ethereum blockchain and generating ETH around the clock with high efficiency. The Company’s mining operations are primarily focused on Ethereum. Historically, the Company has mined other digital assets which operate on network configurations compatible to the mining equipment on hand.

The Company operates its cryptocurrency mining operations out of two purpose-built cryptocurrency mining optimized data centers in the United States. Operating from North Carolina and New York provides geographic, regulatory, and power price diversity for its operations to maintain competitiveness in a quickly changing cryptocurrency market environment.

 Proof of Stake - Ethereum’s Transition

In addition to its mining activities, the Company anticipates aggregating ETH to prepare for something known as “staking” or “proof-of-stake” (or “PoS”). PoS is a novel consensus mechanism created as an alternative to “proof-of-work” and is seen as the next step in the evolution of the Ethereum blockchain.

“Staking” is the act of locking or holding cryptocurrencies to receive rewards within a dedicated algorithm compatible with the blockchain protocol. It is a process where holders of tokens (ETH, in this case) can lock their tokens (i.e., not transfer them from a dedicated cryptographic wallet), and at particular intervals, the protocol of the Ethereum blockchain randomly assigns the right to one of the holders to validate the next block of the blockchain. Typically, the probability of being chosen is proportional to the amount of ETH held – the more ETH that is locked up, the higher the chances of being selected to validate a block.

We will derive “staking” revenue from transaction validation on a proof-of-stake blockchain when one of our nodes successfully creates or validates a block. Revenues would be recognized at the point when the block creation or validation is complete, and the rewards are available for transfer. As noted above, staking revenue would be driven by the quantity, price, and rewards rate of the staked crypto asset. In essence, staking is an energy-efficient equivalent of mining where the Company would be able to use pools of tokens as collateral to validate transactions and create blocks. In exchange for this service, the Company would earn financial rewards.

As of the date of this Amended Report, it has been officially announced that Ethereum is moving to a consensus mechanism based on a proof-of-stake model. PoS involves validation instead of mining that drastically improves the energy efficiency of the protocol, lowers hardware requirements, and may potentially increase the speed of transaction. Such announcement may or may not result in the actual switch of the entire Ethereum ecosystem to the PoS due to multiple factors: for instance, due to the threat of the so-called “51% attack” and other security concerns. Nevertheless, Ethereum’s transition is highly probable, especially due to the community’s effort to reduce the environmental impact of the transactions. As a result, the Company realizes that it may have to implement staking strategies in connection with Ethereum blockchain and switch its mining facilities to other cryptocurrencies or other use cases. PoS may significantly impact the Company’s operations and business strategies.

Revenue Generation

The Company provides transaction processing services to the Ethereum blockchain (aka, mining). On a continuous basis, the Company competes with other miners around the world to “seal” blocks of transactions and append them to the Ethereum blockchain. When the Company finds a solution and appends a block to the chain, it receives a Block Reward plus the transaction fees included in the block. The Company makes money when the price of ETH is higher than the cost of operations/production. With efficient GPU mining fleets, the Company is uniquely positioned to provide transaction processing services to ETH in all market environments.

The Company generates revenue through its cryptocurrency mining operation. The Company expects that staking may also become a source of its revenue generation.

Mining Operations

The Company owns and operates thousands of NVIDIA GPUs generating approximately 500 Gigahash of computing power. The Company also owns and operates a large number of specialized Cryptocurrency Mining Processors. These GPUs are currently online and securing the Ethereum blockchain and generating ETH around the clock in a manner in which we believe, based on an analysis using data provided by a popular mining software on efficiencies of active GPUs mining on the ETH network, TTM's equipment is more efficient than that of other competitors.

TTM Digital operates its digital assets mining operations out of two data centers in the United States. TTM Digital operates from North Carolina (beginning in 2021) and New York, which provides geographic, regulatory, and power price diversity for operations to maintain competitiveness in a quickly changing cryptocurrency market.

The Company’s access to competitive utility pricing is achieved through the equity method investment in Up North Hosting, a subsidiary of TTM Digital. This strategy provides an advantage over other mining operators that are tied to higher costs for electricity and hosting.

TTM Digital has executed a number of agreements with CoreWeave, Inc. (“CoreWeave”) to expand operations during Q2 2021 in both scale and geographic footprint. TTM Digital has historically used CoreWeave software for operational purposes and the new agreements provide the Company with a significant increase in the active number of GPUs. The relationship with CoreWeave has also enabled the Company to expand operations to a colocation datacenter location in North Carolina to host the new equipment.

Vendor Arrangements

We firmly believe thatthe Company has a strong position within the cryptocurrency industry and effective partnerships with the lead manufacturers of GPUs.. Additionally, the Company has open access to the GPU supply chain considering the current market shortages, which is a market differentiator for us. This means that the Company is strategically positioned to procure the latest release of GPUs before its competitors, which translates into immediate increased efficiency in mining ETH. The Company also has key strategic capital markets relationships which will provide access to additional capital that can be used to acquire additional GPUs and increase our hash capabilities of computing capacity primarily for the mining of Ethereum and/or other cryptocurrencies. The Company treats CoreWeave as one of the key vendors and the results of operations of the Company depend on CoreWeave’s performance under the agreements between TTM Digital and CoreWeave.

Principal Strategy

Our principal long-term business strategy is to transition from a mining-centric operation to amassing ETH in our corporate treasury to prepare for “staking.” We believe that Ethereum as a cryptocurrency and the Ethereum blockchain is superior to other cryptocurrencies such as Bitcoin. Ethereum has embraced progress in on-chain usage allowing for the creation of decentralized applications (“dApps”) and explosive growth in decentralized finance (“DeFi”) as programmable money. Given the expanded opportunity set presented by Ethereum today including non-fungible tokens (“NFTs”), development of apps and peer-to-peer financial transactions, and the expectation that future upgrades to the Ethereum network will make Ethereum more scalable, and further enhance security to support 1,000 of transactions per second.

Competition

The digital mining market is constantly developing as new miners enter the space. The marketspace is moderately crowded since cryptocurrency miners can be individuals, business operators, hobbyists, or large-scale datacenter operations.

The increase in major cryptocurrencies in 2020 and 2021 has generated worldwide interest in cryptocurrencies, generally, which has resulted in more competition and the prevalence of more sophisticated mining operations. Each segment of our business (mining rigs, datacenter equipment, GPUs, Internet connectivity, and power) is competitive. Existing and new mining operations are scaling rapidly through their ability to raise capital to increase the infrastructure required to perform large-scale mining. Consequently, there is heavy competition for mining companies to acquire GPUs for use in their mining operations. This has caused scarcity in the GPU market and has even created a grey market for GPUs, as the price of GPUs can quickly double the retail price. That said, the competitive marketplace is necessary for the blockchain to function efficiently, and we consider the competition for GPUs as an advantage given our key vendor relationships, which provide us with direct access to new GPUs.

Even with the market volatility of cryptocurrencies, we believe the overall trend will be increased competition. If prices trend higher overall, many existing and new players will continue to increase their mining capacity in 2021 and beyond. Notwithstanding this evolution, we believe that our current pace of growth of the mining capacity at approximately 500 Gigahash and future plans to scale to over 1 Terahash of mining power coupled with the staking strategies and participation in Ethereum blockchain opportunities will allow us to outpace the competition.

There are several publicly traded companies that we consider competitors and we expect we will see a rise of other publicly traded Ethereum focused technology companies in the future, although no others are known to us at this time:

●	Marathon Digital Holdings (NASDAQ: MARA)

●	Riot Blockchain (NASDAQ: RIOT)

●	Hive Blockchain Technologies (OTCMTKS: HVBTF)

●	Hut 8 Mining Corp (OTCMKTS: HUTMF)

●	Bitfarms Limited (OTCMKTS: BFARF)

●	Bit Digital (NASDAQ: BTBT)

Government Regulation

The U.S. government and many international governments are under increasing pressure to enhance regulation around cryptocurrencies. Increasing the complexities are potential state and local regulations that may impact current and future activities related to the mining of cryptocurrencies. Additionally, other quasi-governmental regulatory bodies have shown an interest in regulating or tracking transactions of companies engaged in the blockchain or cryptocurrency business. This is already taking place: for example, the 2021 National Defense Authorization Act (“NDAA”) includes a provision for reforming the Bank Secrecy Act (“BSA”) to make it clear that cryptocurrency and other digital assets are within the scope of the regulatory requirements of the BSA. This relevant to the anti-money laundering and countering the finance of terrorism provisions, (NDAA 6201(d), 6202(a)(3)). These provisions are in line with guidance from the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”).

The U.S. Congress reintroduced the H.R.1628. This legislation amends federal securities laws to exempt certain virtual currencies, as well as to amend certain laws related to the taxation of virtual currencies.

The National Conference of State Legislators has identified at least 25 states with pending legislation regarding cryptocurrency.

Regulatory compliance and adaptation are in their infant stages. For example, in February 2021, the Federal Reserve published “Preconditions for a general-purpose central bank digital currency,” which detailed that the next step would be broadly engaging the public regarding the pros and cons of a U.S. central bank digital currency (“CBDC”). Additionally, the Federal Reserve Bank of Boston announced it would work with researchers from MIT’s Digital Currency Initiative (“DCI”) on a “multi-year collaboration” to build and test a “hypothetical” open-source central bank digital currency platform.

China’s efforts to restrain cryptocurrency mining are impacting the international cryptocurrency markets in bitcoin and other markets.

Notwithstanding the foregoing, we have not observed any federal, state, local, or international bodies taking steps that will adversely impact our ability to continue to mine Ethereum

Given high electricity consumption, it is possible that federal, state, or local governments may impose environmental regulations on companies mining cryptocurrencies. Notably, the Company has taken steps to mitigate some of these future risks by locating our mining activities in places where we have green sources of energy, which nearly eliminates our carbon footprint.

Intellectual Property

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned blockchain and cryptocurrency-related operations. We do expect to rely upon trade secrets, trademarks, service marks, trade names, copyrights, and other intellectual property rights and expect to license the use of intellectual property rights owned and controlled by others. The Company may develop certain proprietary software applications for purposes of its cryptocurrency-related operations or change its intellectual property strategy in the future.

Employees

As of the date of this Amended Report, the Company has two (2) employees, TTM Digital has two (2) employees, SGS has sixteen (16) full-time and one (1) part-time employee.

Corporate Information

The address of our principal executive offices is 13880 Dulles Corner Lane, Suite 175, Herndon, Virginia 20171 and our primary method of contact is through our e-mail address info@ttmdigitalassets.com. Our primary internet website is www.ttmdigitalassets.com. The information contained on, or that may be obtained from, our website is not a part of this Amended Report. We have included our website address in this Amended Report solely as an inactive textual reference.

Sysorex Government Services, Inc.

The information regarding SGS is described in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports, which are incorporated herein by reference.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed in this Amended Report, including risk factors in our 2020 Annual Report on Form 10-K, as well as any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or otherwise incorporated by reference in this Amended Report. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in this Amended Report and our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows, and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose part or all of your investment.

Risks Related to our Business

The ongoing coronavirus outbreak, and measures taken in response thereto, could continue to have a material adverse effect on our business, results of operations, and financial condition.

Our business is highly susceptible to changes in economic conditions. Our products and services are directly tied to the production and sale of goods and, more generally, to the North American economy. The COVID-19 pandemic has adversely impacted economic activity and conditions worldwide and created significant volatility and disruption to financial markets. Efforts to control the spread of COVID-19 have led governments and other authorities to impose restrictions which have resulted in business closures and disrupted supply chains worldwide. As a result, transportation and supply chain companies such as ours have experienced slowdowns and reduced demand and could continue to further negatively impact our business.

Furthermore, quarantines, shelter in place orders, labor shortages due to illness and otherwise, business and facility closures or other disruptions to our operations, or our customers’ operations, have also adversely impacted demand for our services and our ability to provide services to our customers.

We are a holding company whose subsidiaries are given a certain degree of independence and our failure to integrate our subsidiaries may adversely affect our financial condition.

We have given our subsidiary companies and their executives a certain degree of independence in decision-making. On the one hand, this independence may increase the sense of ownership at all levels, on the other hand, it has also increased the difficulty of the integration of operation and management, which has resulted in increased difficulty of management integration. In the event we are not able to successfully manage our subsidiaries this will result in operating difficulties and have a negative impact on our business.

We are a relatively small company with limited staff and without an accounting department. Our limited staff and resources may affect our internal controls over financial reporting. Our failure to implement measures that will ensure adequate controls over our financial and other reporting processes could cause us to fail to meet our financial and other reporting obligations.

While we continue to evaluate and improve our internal controls following the Merger, we are a relatively small company with limited staff, particularly without an accounting department. The Company currently relies on the part-time services of third-party consultants to help us with our financial accounting, our reporting obligations, and our controls over financial processes and reporting.

Our limited accounting staff may not allow for effective internal controls over financial reporting due to the lack of adequate segregation of duties and insufficient secondary review of GAAP. Due to our current staffing limitations, we cannot be certain that the measures we implement in the future will ensure that we design, undertake, and maintain adequate controls over our financial processes and reporting. Any failure by us to hire and retain experienced accounting and financial reporting personnel, implement required new or improved controls, or any difficulties we encounter in their implementation, could cause us to fail to meet our reporting obligations.

Future issuances of our common stock pursuant to various existing instruments including the right to shares letter agreements and pre-funded warrants could result in additional significant dilution of the percentage ownership of our shareholders and could cause the price of our common stock to decline.

In the future, the Company will have an obligation to issue its common stock pursuant to various securities instruments entitling their holders to receive shares of the Company’s common stock, including but not limited to rights to shares letter agreements and pre-funded warrants. Although such instruments typically provide for the limitation of the percentage of the common stock of the respective beneficial owners, the holders of such instruments are expected to obtain shares of common stock from time-to-time or, in some instances, to direct the Company to issue the shares of common stock to designated third parties. As a result, our shareholders may be materially diluted and the price of our common stock may decline.

Risks Related to Acquired Cryptocurrency Mining Business

Our inability to successfully integrate new acquisitions could adversely affect our combined business; our operations are widely disbursed.

Our growth strategy through acquisitions is fraught with risk. On April 14, 2021, we acquired the entirety of outstanding shares of TTM Digital, a U.S.-based business engaged in the mining of the cryptocurrency Ethereum with capabilities to mine other digital assets. This line of business is new to the Company. Our strategy and business plan are dependent on our ability to successfully integrate TTM Digital and our other acquisition’s operations, particularly those that pertain to computational capabilities and mining of digital assets. Said integration and achievement of the synergy will stretch our resources and management time to transform the Company’s business. Further, failure to quickly and adequately integrate all of these operations and personnel could adversely affect our combined business and our ability to achieve our objectives and strategy. No assurance can be given that we will realize synergies in the areas we currently operate.

We may be classified as an inadvertent investment company.

We are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), however, a company may be deemed an investment company under section 3(a)(1)(C) of the Investment Company Act if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on a consolidated basis.

We are commencing operations of digital asset mining, the output of which is cryptocurrencies. We cannot guarantee that such cryptocurrencies or digital assets we will mine are deemed as commodities and not as securities. In the event that the digital assets held by us exceed 40% of our total assets, exclusive of cash, we inadvertently become an investment company. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of: (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis, and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. We expect to establish policies that we would work to keep the investment securities held by us at less than 40% of our total assets, which may include acquiring assets with our cash, liquidating our investment securities, or seeking a no-action letter from the Commission if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner.

As Rule 3a-2 is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the Commission. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time-consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons, and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in our incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on our operations.

Changes in laws, regulations, or requirements applicable to our software and services could impose increased costs on us, delay or prevent our introduction of new products and services, or impair the function or value of our existing products and services.

Our digital assets mining operations may become subject to increasing regulatory requirements, and as these requirements proliferate, we may be required to change or adapt our operations to comply with them.

For example, the adoption of new money transmitter (“MT”) or money services business (“MSB”) statutes in jurisdictions or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations, could subject us to registration or licensing, or limit business activities, cause us to enter into relationships with one or more third parties for payment services until we are appropriately licensed. The activities of TTM Digital may cause it to be deemed a MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, TTM Digital may be required to comply with FinCEN regulations, including those that would mandate TTM Digital to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

Compliance and classifications are dependent on federal and state regulatory actions and our business activities. We do not believe that we are a money transmitter, because our activities do not cause us to hold, possess or control payment funds on behalf of a consumer or merchant. If we were deemed to be a money transmitter, we would be subject to significant additional regulation. This could increase our costs in operating our business. In addition, a regulator could take action against us if it views our payment solution platform as a violation of existing law. Any of these outcomes would negatively affect the market price for our shares and could cause us to cease operations in the certain U.S. States.

Additionally, we are not licensed to conduct a virtual currency business in New York and do not intend to become licensed in any other state that may require licensing in the future. We have taken the position that the New York State Department of Financial Services (“NYSDFS”) BitLicense Regulatory Framework (23 NYCRR 200.2(q)) does not apply to our business. It is possible, however, that the NYSDFS could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. There are a number of states that review the adaptation of that the Conference of State Bank Supervisors has proposed a model form of state-level “virtual currency” regulation. There are at least thirty-one states that have pending legislation in the 2021 legislative session regarding blockchain and cryptocurrency.

The recent New York Senate Bill 6486A sought to halt all crypto mining for three years in order to conduct environmental impact reviews on mining operations in the tri-state area. The amended version of the bill is now focused on preventing mining operations powered by non-renewable energy sources. Depending on the development of the situation, our New York mining operations that are powered by renewable energy may or may not be affected by the legislative initiative.

It may be illegal now, or in the future, to acquire, own, hold, sell or use digital assets in one or more countries, and ownership of, holding, or trading in our securities may also be considered illegal and subject to sanction.

Although currently digital assets are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China, India, and Russia may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell, or use digital assets or to exchange digital assets for fiat currency. Such an action may also result in the restriction of ownership, holding, or trading in our securities. Such restrictions may adversely affect an investment in us. For example, the Bank of England issued a paper for comments in which it explains that stablecoins should have the same regulations as fiat currencies.

The cost of obtaining new and replacement miners and parts has historically been capital intensive, and is likely to continue to be very capital intensive, which may have a material and adverse effect on our business and results of operations.

Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining cryptocurrencies are lower than the price of the cryptocurrencies we mine when we sell them. Our miners experience ordinary wear and tear from the operation and may also face more significant malfunctions caused by factors that may be beyond our control. Additionally, as the technology evolves, we may acquire newer models of miners to remain competitive in the market. Over time, we replace those miners that are no longer functional with new miners.

Once this happens, these new miners will need to be repaired or replaced along with other equipment from time-to-time for us to stay competitive. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis based on the availability of new miners and our access to adequate capital resources. If we are unable to obtain adequate numbers of new and replacement miners at scale, we may be unable to remain competitive in our highly competitive and evolving industry. If this happens, we may not be able to mine cryptocurrency as efficiently or in similar amounts as our competition and, as a result, our business and financial results could suffer. Alternatively, the return of investment of mining equipment may make take significantly longer. This could, in turn, materially and adversely affect the trading price of our securities, and our investors could lose part or all of their investment.

The price of new miners may be linked to the market price of Ethereum and other cryptocurrencies, and, if the current relatively high market price of Ethereum persists, our costs of obtaining new and replacement miners may increase, which may have a material and adverse effect on our financial condition and results of operations.

Reports have been released that the prices of new miners are adjusted according to the price of the cryptocurrency they mine. As a result, the cost of new machines can be unpredictable, and could also be significantly higher than our historical cost for new miners. Similarly, as Ethereum prices have risen, we have observed a significant increase in the demand for miners. As a result, at times, we may obtain Ethereum miners and other hardware at exuberant prices, to the extent they are available.

On the other hand, we incur significant up-front capital costs each time we acquire new miners, and, if future prices of Ethereum are not sufficiently high, we may not realize the benefit of these capital expenditures. If this occurs, our business, results of operations, and financial condition could be materially and adversely affected, which may have a negative impact on the trading price of our securities, which may have a materially adverse impact on investors’ investment in our Company.

There are numerous new and existing competitors in our industry that are purchasing mining equipment at scale, which may cause delays or difficulty in us obtaining new miners, which could materially and adversely affect our business and the results of operations.

Many of the competitors in our industry have also been purchasing mining equipment at scale, which has caused a worldwide shortage of mining equipment and extended the corresponding delivery schedules for new miner purchases. It is uncertain how manufacturers will respond to this increased global demand and whether they can deliver on the schedules promised to all of their customers.

The COVID-19 pandemic has disrupted and may continue to disrupt international shipping and we may not be able to obtain new miners or replacement parts for our existing miner fleet in a timely or cost-effective manner, which could materially and adversely affect our business and results of operations.

The novel strain of the coronavirus (“COVID-19”) has spread as a global pandemic throughout the world and has resulted in authorities imposing, and businesses and individuals implementing, numerous unprecedented measures to try to contain the virus. Although the United States and countries around the world have been releasing a vaccine, there are no assurances that the vaccine will be effective, and what impact it will have on reducing the spread or containment of COVID-19. In addition to vaccinations, these efforts include travel bans and restrictions, quarantines, shelter-in-place/stay-at-home and social distancing orders, and shutdowns. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our vendors, suppliers, and manufacturing partners. The extent to which the COVID-19 pandemic will continue to affect our business, results of operations and financial condition is difficult to predict and depends on numerous evolving factors, including: the duration and scope of the pandemic and its impact on overall global uncertainty; government, social, business and other actions that have been and will be taken in response to the pandemic; and the effect of the pandemic on short- and long-term general economic conditions.

Current and future restrictions or disruptions of transportation, such as reduced availability of air and ground transport, port closures or congestion, and increased border controls or closures, can also impact our ability to meet demand and could materially adversely affect us. These increased costs could have a material adverse effect on our financial condition and results of operations, particularly if the effects of COVID-19 are prolonged.

The COVID-19 global pandemic has disrupted and may continue to disrupt the manufacture and availability of new miners, which could materially and adversely affect our business and the results of operations.

Various COVID-19-related restrictions on travel, work, and movement of goods and supplies, as well as the cumulative impact of the mounting number of lost working days as a result of COVID-19, has already put a strain on our manufacturing partners, suppliers, and logistics partners to produce and deliver a sufficient number of products needed to meet the global demand for miners. This has had a particularly strong impact on the global supply chain and availability of semiconductors, which are used in the manufacture of the ASIC chips used in the miners we operate. The strain on the global supply of semiconductors, largely stemming from manufacturing interruptions due to COVID-19-related disruptions, has resulted in decreased production across many industrial sectors.

While our manufacturing partners and component suppliers mostly have been able to continue to operate to date in compliance with applicable regulations and current limitations, future restrictions on their operations could impact their ability to meet global demand for new miners. Concurrently, along with an increased trading price of Ethereum and other cryptocurrencies in the fourth quarter of 2020 and continuing into the first quarter of 2021, we have observed an increased demand for GPU-based rigs during this period. During the second half of 2020 we have already experienced increased per-unit costs for new GPUs, and, if the scarcity of GPUs continues, this trend may continue. If we are unable to acquire new GPUs for our rigs, or if our cost for new GPUs is excessively high, we may not be able to keep up with our competitors, which may materially and adversely affect our business and results of operations. Some manufacturers, such as NVIDIA are splitting their processors into two categories, one for gamers (GPUs) and another for miners now being marketed as Cryptocurrency Mining Processor (CMP) for miners. Manufacturers are attempting to slow down the processing speed of GPUs so that it deters miners from acquiring GPUs and moves them to purchase CMPs for mining purposes. However, miners have developed ways to tweak GPUs to operate as fast as CMPs and this continues to create supply-chain issues for mining processors.

Our mining operating costs could outpace our mining revenues, which could seriously harm our business or increase our losses.

Our mining operations are costly, and our expenses may increase in the future. Future increase in expenses may not be offset by a corresponding increase in revenue. If our expenses are greater than we anticipate, and our business investments are not successful, our expenses may outpace monetization efforts. Increases in our costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business and financial performance.

To the extent that the profit margins of Ethereum mining operations are not high, operators of Ethereum mining operations are more likely to immediately sell Ethereum rewards earned by mining in the market, thereby constraining the growth of the price of Ethereum that could adversely impact us, and similar actions could affect other cryptocurrencies.

Over the past two years, Ethereum mining operations have evolved. Currently, new processing power is predominantly added by incorporated and unincorporated “professional” mining operations utilizing GPUs.

Professional mining operations may use proprietary hardware or specialized machines. Acquiring specialized hardware at scale requires the investment of significant up-front capital, and miners incur significant expenses related to the operation of this hardware at scale, such as the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs to run the miners and the employment of technicians to operate the mining farms. As a result, professional mining operations are of a greater scale and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professional mining operations to maintain profit margins on the sale of Ethereum. To the extent the price of Ethereum declines and such profit margin is constrained, professional miners are incentivized to more immediately sell Ethereum earned from mining operations, whereas it is believed that individual miners in past years were more likely to hold newly mined Ethereum for more extended periods. The immediate selling of newly mined Ethereum greatly increases the trading volume of Ethereum, creating downward pressure on the market price of Ethereum rewards.

The extent to which the value of Ethereum mined by a professional mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professional mining operation may be more likely to sell a higher percentage of its newly mined Ethereum rapidly if it is operating at a low-profit margin and it may partially or completely cease operations if its profit margin is negative. In a low-profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing Ethereum prices. Lower Ethereum prices could result in further tightening of profit margins for professional mining operations creating a network effect that may further reduce the price of Ethereum until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily.

The foregoing risks associated with Ethereum could be equally applicable to other cryptocurrencies, whether existing now or introduced in the future. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects, or operations and potentially the value of Ethereum and any other cryptocurrencies we mine or otherwise acquire or hold for our own account, and thus harm investors.

We may not be able to realize the benefits of forks.

To the extent that a significant majority of users and miners on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the cryptocurrency network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel, yet lacking interchangeability and necessitating exchange-type transactions to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a cryptocurrency, blockchains with the greatest amount of hashing power contributed by miners or validators; or blockchains with the longest chain. A fork in the network of a particular cryptocurrency could adversely affect an investment in our securities or our ability to operate.

We may not be able to realize the economic benefit of a fork, either immediately or ever, which could adversely affect an investment in our securities. If we hold a cryptocurrency at the time of a hard fork into two cryptocurrencies, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, we may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to our holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new cryptocurrency exceed the benefits of owning the new cryptocurrency. Additionally, laws, regulations, or other factors may prevent us from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset.

There is a possibility of cryptocurrency mining algorithms transitioning to proof-of-stake validation and other mining-related risks, which could make us less competitive and ultimately adversely affect our business and the value of our stock.

Proof-of-stake is an alternative method in validating cryptocurrency transactions. Should the algorithm shift from a proof-of-work validation method to a proof-of-stake method, mining would likely require less energy, which may render any company that maintains advantages in the current climate (for example, from lower-priced electricity, processing, real estate, or hosting) less competitive. We, as a result of our efforts to optimize and improve the efficiency of our cryptocurrency mining operations, may be exposed to the risk in the future of losing the benefit of our capital investments and the competitive advantage we hope to gain from this as a result, and may be negatively impacted if a switch to proof-of-stake validation were to occur. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects, or operations and potentially the value of any Ethereum or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Our future success will depend in large part upon the value of Ethereum, and any sustained decline in its value could adversely affect our business and the results of operations.

Our operating results will depend in large part upon the value of Ethereum because it is the cryptocurrency we currently mine. Specifically, our revenues from our Ethereum mining operations are based upon two factors: (1) the number of Ethereum rewards we successfully mine, and (2) the value of Ethereum. In addition, our operating results are directly impacted by changes in the value of Ethereum, because under the value measurement model, both realized and unrealized changes will be reflected in our statement of operations (i.e., we will be marking Ethereum to fair value each quarter).

Our mining operations, including the facilities in which our miners are operated, may experience damages, including damages that are not covered by insurance.

Our current mining operation is, and any future mines we establish will be, subject to a variety of risks relating to physical condition and operation, including, but not limited to:

●	the presence of construction or repair defects or other structural or building damage;

●	any noncompliance with or liabilities under applicable environmental, health, or safety regulations or requirements or building permit requirements;

●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods, and windstorms; and

●	claims by employees and others for injuries sustained at our properties.

For example, our mine could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the mine. The security and other measures we take to protect against these risks may not be sufficient. Additionally, our mine could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity. Given the power requirement, it would not be feasible to run miners on backup power generators in the event of a power outage. Our insurance covers the replacement cost of any lost or damaged miners, but does not cover any interruption of our mining activities; therefore, our insurance, therefore, may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in our network, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines. The potential impact on our business is currently magnified because we are only operating a single mine.

We are subject to risks associated with our need for significant electrical power.

Our Ethereum mining operations have required significant amounts of electrical power, and, as we continue to expand our mining fleet, we anticipate our demand for electrical power will continue to grow. If we are unable to continue to obtain sufficient electrical power to operate our miners on a cost-effective basis, we may not realize the anticipated benefits of our significant capital investments in new miners.

Additionally, our mining operations could be materially adversely affected by prolonged power outages. Although our miners may be powered by backup generators on a temporary basis, it would not be feasible or cost-effective to run miners on backup power generators for extended periods of time. Therefore, we may have to reduce or cease our operations in the event of an extended power outage, or as a result of the unavailability or increased cost of electrical power. If this were to occur, our business and results of operations could be materially and adversely affected, and investors in our securities could be harmed.

Interruptions to our power supply and Internet access could disrupt our operations, which could adversely affect our business and the results of operations.

Our cryptocurrency mining operations require a significant amount of electrical power and access to high-speed internet to be successful. If we are unable to secure sufficient electrical power, or if we lose internet access for a prolonged period, we may be required to reduce our operations or cease them altogether. If this occurs, our business and results of operations may suffer, and our investors may be materially and adversely affected.

Ethereum mining is subject to cyber-security risks, which could adversely affect an investment in the Company or the ability of the Company to operate.

Digital asset networks, including the Ethereum network, may be subject to control by entities that capture a significant amount of the network’s processing power or a significant number of developers important for the operation and maintenance of such digital asset network.

If a majority of the processing power dedicated to mining or staking on the network is controlled by a bad actor (often referred to as a “51% attack”), it may be able to alter the Ethereum blockchain on which the transactions rely. This could occur if the bad actor were to construct fraudulent blocks or prevent certain transactions from completing in a timely manner, or at all. It could be possible for the malicious actor to control, exclude or modify the ordering of transactions, though it could not generate new Ether or transactions. Further, a bad actor could “double-spend” its own Ether (i.e., spend the same tokens in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the Ethereum network or the network community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Further, a malicious actor or botnet could create a flood of transactions in order to slow down confirmations of transactions on the network. Other digital asset networks have been subject to malicious activity achieved through control of over 50% of the processing power on the network. For example, on May 24, 2018, it was reported that attackers compromised the Bitcoin Gold network in this manner and were successfully able to double-spend units of bitcoin gold in a series of transactions over the course of at least one week and in a total amount of at least $18 million.

Moreover, certain hardware providers may create hardware that collectively has majority power and the manufacturer could potentially exert control itself. For example, it was discovered that the mining machines produced by Bitmain contained backdoor code that would allow Bitmain to remotely shut down the mining machines. This vulnerability is colloquially referred to as the “Antbleed backdoor.” At worst, the Antbleed backdoor could have allowed Bitmain to shut off up to an estimated 70% of the global hash rate. Bitmain released an official response to the controversy claiming that the Antbleed backdoor had no malicious intent, and on April 28, 2017, the day following the discovery of the Antbleed backdoor, Bitmain released a new source code and firmware upgrades for its mining hardware to remove the backdoor.

If the feasibility of a bad actor gaining control of the processing power on the Ethereum network increases, there may be a negative effect on an investment in the Company. To the extent that the Ethereum ecosystem, including the core developers and the administrators of mining pools, does not act to ensure greater decentralization of mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Ethereum network will increase, which may adversely affect the value of our common stock.

The Company’s reliance on third-party mining pool service providers may have a negative impact on the Company’s operations.

We use third-party mining pools to receive our mining rewards from the network. Ethereum mining pools allow miners to combine their computing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction, or other similar issues, it will negatively impact our ability to mine and receive revenue.

The open-source structure of the Ethereum network protocol means that the core developers and other contributors are generally not directly compensated for their contributions in maintaining and developing the Ethereum network protocol. A failure to properly monitor and upgrade the Ethereum network protocol could damage the Ethereum network and the Company’s business.

The Ethereum network operates based on an open-source protocol maintained by the core developers and other contributors. As the Ethereum network protocol is not sold or made available subject to licensing or subscription fees and its use does not generate revenues for its development team, the core developers are generally not compensated for maintaining and updating the Ethereum network protocol. Consequently, there is a lack of financial incentive for developers to maintain or develop the Ethereum network and the core developers may lack the resources to adequately address emerging issues with the Ethereum network protocol. Although the Ethereum network is currently supported by the core developers, there can be no guarantee that such support will continue or be sufficient in the future. Alternatively, some developers may be funded by entities whose interests are at odds with other participants in the Ethereum network. To the extent that material issues arise with the Ethereum network protocol and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, the Ethereum network and the business of the Company may be adversely affected.

Flaws in the source code of Ethereum may be unknown to us and may negatively affect the Company’s business in multiple ways.

In the past, flaws in the source code for digital asset networks have been exposed and exploited, including flaws that disabled some functionality for users, exposed users’ personal information, and/or resulted in the theft of users’ digital assets. Several errors and defects have been publicly found and corrected, including those that disabled some functionality for users and exposed users’ personal information. Discoveries of flaws in or exploitations of the source code that allow malicious actors to take or create money in contravention of known network rules have occurred. The cryptography underlying Ethereum could prove to be flawed or ineffective, or developments in mathematics and/or technology, such as advances in digital computing, algebraic geometry, and quantum computing. In any of these circumstances, a malicious actor may be able to steal Ether held by others, which could adversely affect the demand for Ether and therefore adversely impact the price of Ether and the results of our operations. Even if another digital asset other than Ethereum were affected by similar circumstances, any reduction in confidence in the robustness of the source code or cryptography underlying digital assets generally could negatively affect the demand for all digital assets, including Ethereum-based, and therefore adversely affect our business and operations.

Our tokens and other cryptocurrencies that we hold may be subject to loss, theft, or restriction on access. Ether transactions are irrevocable and stolen or incorrectly transferred ether may be irretrievable. As a result, any incorrectly executed ether transactions could adversely affect an investment in the Company.

There is an inherent risk that some or all of our cryptocurrencies could be lost or stolen. Access to our coins could also be restricted by cybercrime. We hold some of our cryptocurrencies in internet-based programmatic wallets, which may be more vulnerable to cybercrime. Additionally, Ether transactions are not reversible. Once a transaction has been verified and recorded in a block that is added to the Ethereum blockchain, an incorrect transfer of cryptocurrency, such as Ether, or theft of Ether generally will not be reversible, and the Company may not be capable of seeking compensation for any such transfer or theft. To the extent that the Company is unable to successfully seek redress for such error or theft, such loss could adversely affect an investment in the Company.

FINANCIAL INFORMATION

Reference is made to the disclosure set forth in Item 9.01 of this Amended Report concerning the financial information of TTM Digital. Reference is further made to the disclosure contained in Unaudited Pro Forma Condensed Combined Financial Information of TTM Digital set forth in Item 9.01 of this Amended Report.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties, and other factors, as described in the section entitled “Risk Factors” and elsewhere in this Amended Report, that could cause our actual growth, results of operations, performance, financial position, and business prospects and opportunities for this fiscal year and the periods that follow to differ materially from those expressed in, or implied by, those forward-looking statements. See also “Cautionary Note Regarding Forward-Looking Statements” of this Amended Report.

Overview of TTM Digital

TTM Digital was originally formed as a Delaware limited liability company on June 28, 2017, under the name of TTM Ventures LLC. Thereafter, on March 30, 2021, it filed a certificate of conversion to a non-Delaware entity with the Secretary of State of the State of Delaware together with Articles of Conversion and Articles of Incorporation with the Secretary of State of the State of Nevada filed on the same date. As a result, of such conversion, TTM Digital has become a Nevada corporation under the name of “TTM Digital Assets & Technologies, Inc.” The Company owns a 50% interest in Up North Hosting LLC (“Up North Hosting” or “UNH”). Up North Hosting owns a datacenter in New York that is used by TTM Digital to host its equipment for mining activities. Management has determined that Up North Hosting meets the definition of a Variable Interest Entity (“VIE”) but does not have a primary beneficiary. Management determined that UNH is not a Voting Interest Entity as no Member has a controlling financial interest. These determinations resulted in the UNH interest being accounted for as an equity method investment.

Results of Operations – TTM Digital

TTM Digital was profitable in the twelve-month period ended December 31, 2020, with net income of $0.5 million. As of December 31, 2020, TTM Digital had approximate balances of cash and cash equivalents of $.07 million, working capital deficit of $0.1 million, total members’ equity of $1.8 million and an accumulated deficit of $.1 million. To date, TTM Digital has in large part relied on mining of its digital currency rewards (“cryptocurrency”) and minimal debt calls to fund its operations.

TTM Digital’s current focus is on growing its mining operation, primarily with the goal of mining Ethereum. TTM Digital owns and operates thousands of GPUs generating approximately 500 Gigahash of computing power, including many specialized cryptocurrency mining processors to secure the Ethereum blockchain. TTM Digital provides security and transaction processing services to the Ethereum blockchain (aka “mining”). On a continuous basis, TTM Digital competes with other miners around the world to “seal” blocks of transactions and append them to the Ethereum blockchain. When TTM Digital finds a solution and appends a block to the chain, it receives a “block reward” plus the transaction fees included in the block. TTM Digital generates profitability when the price of Ether (the cryptocurrency of the Ethereum blockchain) is higher than the cost of operations/production.

Mining Operations

TTM Digital operates its digital assets mining operations out of two data centers in the United States. Operating from North Carolina (beginning in 2021) and New York provides geographic, regulatory, and power price diversity for its operations to maintain competitiveness in a quickly changing cryptocurrency market. The Company’s access to competitive utility pricing through the equity method investment in Up North Hosting provides it with an advantage over other mining operators that are tied to higher costs for electricity and hosting. As noted herein, TTM Digital has executed an agreement with CoreWeave to expand operations during Q2 2021 in both scale and geographic footprint. TTM Digital has historically used CoreWeave software for operational purposes and the new agreement will provide the Company with a significant increase in the active number of GPUs. The relationship with CoreWeave has also enabled the Company to expand operations to a colocation datacenter location in North Carolina to host the new equipment.

COVID-19

The COVID-19 global pandemic has been unpredictable and unprecedented and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the TTM Digital’s current assessment, however, TTM Digital does not expect any material impact on its long-term development, its operations, or its liquidity due to the worldwide spread of the COVID-19 virus. The adverse effects on the global supply chain could affect the price, availability, and delivery schedule for new miners which could impair our growth or ability to replace obsolete equipment. TTM Digital is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

Summary of Mining Results

The following table present the roll forward of digital asset activity during the respective periods:

	Twelve months ended December 31,
	2020	2019
Opening Balance	$25,252	$8,980
Revenue from mining	1,868,408	936,272
Received for Members Equity	45,652	-
Fixed Assets Purchase	-	(27,500)
Mining Pool Operating Fees	(4,529)	(3,860)
Miscellaneous Expenses	-	(1,003)
Management Fees	(188,917)	(14,792)
Owners Distributions	(1,211,051)	(133,130)
Proceeds from Sale of Digital Assets	(555,429)	(808,100)
Realized Gain / (Loss)	44,180	68,385
Ending Balance	$23,566	$25,252

	Three months ended March 31,
	2021	2020
Opening Balance	$23,566	$25,252
Revenue from mining	2,017,591	279,039
Mining pool operating fees	(20,927)	(1,226)
Management fees	(321,581)	(16,941)
Owners distributions	(1,521,216)	(152,472)
Proceeds from sale of digital assets	(250,807)	(120,000)
Realized gain	87,005	6,018
Ending Balance	$13,631	$19,670

Recent Change of Corporate Structure

As previously discussed, TTM Digital was recently converted from a Delaware limited liability company to a Nevada corporation, and changed its name from “TTM Ventures LLC” to “TTM Digital Assets & Technologies, Inc.” as part of the conversion. Subsequently, TTM Digital authorized  100 and issued 67 shares of common stock, $0.000001 par value, to its shareholders.

Known Trends or Uncertainties

We have an evolving business model which is subject to various uncertainties. As digital assets and blockchain technology become more widely utilized on a mass scale, we anticipate that the services and products associated with the technologies will continue to evolve. To successfully continue in the industry, our business model may need to evolve to reflect the trends of the industry. Over time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that we will be successful or that the future industry or business operation changes will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Management cannot provide any assurances that we will identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities to current or future competitors. As anticipated, any such circumstances could have a material adverse effect on our business, prospects, or operations. There is a possibility of digital asset mining algorithms transitioning to proof-of-stake validation and other mining-related risks, which could make us less competitive and ultimately adversely affect our business and our ability to generate revenues. When and if Ethereum switches to “proof-of-stake” our GPUs will no longer be able to mine Ethereum. The Company will mine other coins with the GPUs. At that time, instead of mining with GPUs, the amount of Ethereum accumulated in our treasury will be used to “proof-of-stake.” When you proof-of-stake, you earn rewards based on the amount of Ethereum you have. Further, the Company is concentrated in operations to support the ‘Web 3.0’ movement of leveraging the decentralized blockchain protocol for processing financial transactions and ownership rights.

Material Changes

TTM Digital agreed to purchase approximately 4,500 GPUs with specialized Cryptocurrency Mining Processors through execution of an Asset Contribution and Exchange Agreement and a Purchase Order for a lease to buy financing arrangement. TTM Digital issued capital stock of TTM to the sellers representing 28.65% of the issued and outstanding capital stock of the Company and agreed to installment payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. The assets and equity were contributed to TTM Digital in April 2021 prior to the Merger with the Company.

On April 1, 2021, the Company agreed to issue 4.5% of the authorized shares to a service provider for corporate advisory expertise and consulting services to be provided in relation to the Merger. The shares are fully vested at issuance and the issuance was ratified by TTM Digital’s Board of Directors at the meeting held on April 13, 2021.

On March 30, 2021, TTM Digital entered into a Services Agreement with a commencement date of April 1, 2021 to host and configure mining management software on the TTM Digital’s equipment for the purposes of mining digital assets. As part of the arrangement, TTM Digital paid an initial down payment of $100,000 which was be applied to future invoices. The ongoing fee is determined based on the number of specific mining systems under the agreement. Based on the number and type of units at the arrangement’s inception, monthly costs are expected to be $32,400. All third-party software costs associated with the services and operation of the equipment will be passed through to TTM Digital. The initial term of the agreement expires on June 30, 2022, and shall automatically renew thereafter for successive one (1)-year terms.

Discussion of Results of Operations for the Three Months ended March 31, 2021, compared to the Three Months ended March 31, 2020:

Revenues

Digital assets mining revenues for the three months ended March 31, 2021, and 2020, totaled approximately $2.0 million and $0.3 million, respectively. Revenues from mining are impacted significantly by volatility in cryptocurrency prices and as a result, revenues increased year to year. The average price of Ethereum mined in Q1 2021 was approximately $1,500 compared to approximately $184 in Q1 2020. In 2020, TTM Digital acquired mining equipment which increased its mining capacity to generate more revenues during the three months ended March 31, 2021, compared to the three months ended March 31, 2020.

Cost of Revenues, excluding depreciation

Cost of revenue for the three months ended March 31, 2021, of approximately $0.1 million consisted primarily of direct production costs of the mining operations, including utilities and fees, but excluding depreciation and amortization, which are separately stated. The cost of revenue for the three months ended March 31, 2020, was approximately $0.1 million. The cost of revenues did not increase in a direct linear correlation with the increase in operational Gigahash capacity due to the increased efficiencies of the new and replacement equipment, in addition to the seasonality of power pricing.

Depreciation

Depreciation expense in the three months ended March 31, 2021, totaled approximately $0.2 million, compared to $0.2 million during the three months ended March 31, 2020. From Q2 of 2020 through Q1 of 2021 there has been a net disposal of assets so the base for depreciation had declined slightly. Although more assets were put into service throughout 2021 and 2020, approximately $0.2 million in assets were disposed of in late December 2020 and March 31, 2021, which resulted in a decrease in asset base and resulting depreciation period over period.

Management Fees

Management fees for the three months ended March 31, 2021, and 2020 totaled approximately $0.3 million and $0.02 million, respectively. Management fees are calculated and compensated based on a 10% share of profits, increasing to 20% when certain recoupment criteria were met. The TTM Digital’s initial members met the recoupment criteria on December 29, 2020. The TTM Digital’s additional members from the capital raise of TTM Digital that occurred in the year 2020 met the recoupment criteria on February 23, 2021. As a result of the conversion to a Nevada corporation on March 30, 2021, the Company no longer incurs the Management fees.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses for the three months ended March 31, 2021, was $0.06 million, which were associated with non-employee compensation costs. TTM Digital has minimal SG&A costs due to minimal costs outside of those directly attributable to operating the miners. The Company did not incur any selling, general and administrative expenses for the three months ended March 31, 2020 due to efforts to limit expenditures while expanding operational capacities.

Other Income and Expense

During the three months ended March 31, 2021, TTM Digital recorded a gain on the sale / exchange of cryptocurrencies of approximately $0.09 million, compared to a gain on sale of cryptocurrencies of $0.006 million during the three months ended March 31, 2020.

During the three months ended March 31, 2021, and March 31, 2020, changes in period over period for equity in earnings of the Company’s equity method investee and other (income) expense were nominal.

During the three months ended March 31, 2021, as noted in Depreciation above, assets disposed of generated a loss on disposal of assets of $0.007 compared to a gain of approximately $0.003 million in the three months ended March 31, 2020, on the disposal of certain mining equipment.

Income Taxes

TTM Digital operated as a limited liability company treated as a disregarded entity for tax purposes prior to its conversion into a corporation. Accordingly, all tax effects of TTM Digital’s income or loss were passed through to the member and no provision or liability for federal income taxes was included in its consolidated financial statements.

On March 30, 2021, upon conversion to a Nevada corporation, the Company no longer was treated as a disregarded entity and an analysis was performed to determine the deferred tax liability on a cumulative basis through the end of Q1 2021. As a result of this analysis, the Company recognized a deferred tax liability of $0.2 million for the period ended March 31, 2021.

Liquidity and Capital Resources as of March 31, 2021

Our capital resources and operating results as of and through March 31, 2021, consist of the:

1) An overall working capital of $0.2 million,

2) Cash and cash equivalents of $0.3 million,

3) Net cash used in operating activities of $0.2 million,

4) Net cash provided by investing activities of $0.3 million, and

5) Net cash provided by financing activities of $0.1 million.

CoreWeave, Inc. Agreements

On March 30, 2021, TTM Digital entered into an Asset Contribution and Exchange Agreement to acquire approximately 4,500 GPUs, and thereafter a Purchase Order on April 1, 2021 for a lease-to-buy financing arrangement with CoreWeave, with both CoreWeave agreements closing on or after April 1, 2021. In connection with the Contribution and Exchange Agreement, TTM Digital issued equity to the sellers representing 28.65% of the equity outstanding for TTM Digital and agreed to installment payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. Additionally, the parties entered a service agreement on the same date providing for installation and configuration, operation, and management of the mining systems of TTM Digital by CoreWeave. It includes the use of the management software to monitor, maintain, troubleshoot, and communicate with the hosting service providers as well as certain physical repairs. As part of the arrangement, the Company made an initial down payment of $100,000 which was applied to future invoices. The ongoing fee is determined based on the number of specific mining systems under the Service Agreement. Based on the number and type of units at the arrangement’s inception, monthly costs are expected to be $32,400. All third-party software costs associated with the Services and operation of the equipment will be passed through to the Company. The initial term of the agreement expires on June 30, 2022, and shall automatically renew thereafter for successive one (1)-year terms.

Operating Activities

Net cash used in operating activities was $0.2 million during the three months ended March 31, 2021. Cash was consumed from continuing operations by the net income of $1.2 million, plus non-cash items of $0.3 million, consisting of the depreciation of $0.2 million and a deferred tax expense of $.2 million offset by, changes in assets and liabilities of $1.7 million primarily by decreases in digital assets

Net cash provided used in operating activities was $0.1 million during the three months ended March 31, 2020. Cash was consumed from the net loss of $0.05 million, less non-cash items of $0.2 million, consisting of depreciation of $0.2 million, offset by decreases in digital assets of $0.3 million.

Investing Activities

Net cash provided by investing activities during the three months ended March 31, 2021, was $0.3 million, consisting of proceeds from sale of digital assets and mining equipment.

Net cash provided by investing activities during the three months ended March 31, 2020, was $0.1 million, consisting of proceeds from sale of digital assets and mining equipment and distributions received from Up North Hosting.

Financing Activities

Net cash provided by financing activities were $0.1 million during the three months ended March 31, 2021, which was related to the payment of an outstanding subscription receivable.

Net cash used in financing activities were $0.01 million during the three months ended March 31, 2020, which consisted of the repayment of loans.

Discussion of Results of Operations for the year ended December 31, 2020, compared to year ended December 31, 2019:

Revenues

Digital assets mining revenues for the years ended December 31, 2020, and 2019, totaled approximately $1.9 million and $0.9 million, respectively. Revenues from mining are impacted significantly by volatility in cryptocurrency prices and as a result, revenues increased year over year. The average closing price of Ethereum increased from $181 in FY 2019 compared to $307 in FY 2020. In 2020, TTM Digital increased its mining capacity to generate more revenues in 2020, compared to 2019.

Cost of Revenues

Cost of revenue for the year ended December 31, 2020, of approximately $0.4 million consisted primarily of direct production costs of the mining operations, including utilities and fees, but excluding depreciation and amortization, which are separately stated. The cost of revenue for the year ended December 31, 2019, was approximately $0.4 million. The cost of revenue for the years ended December 31, 2020, and 2019 as a percentage of mining revenue totaled 23.2% and 46.2%, respectively. The improvement in 2020 resulted from higher average cryptocurrency values mined and additional operational mining capacity while reducing the cost to operate the equipment through power consumption due to newer technology and efficiency.

Depreciation

Depreciation expense totaled approximately $0.8 million for the years ended December 31, 2020, and 2019.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses for the year ended December 31, 2020, were nominal, as compared to in 2019.

Other Income and Expense

During the years ended December 31, 2020, TTM Digital recorded a gain on the sale of digital assets of approximately $0.04 million, compared to a gain on sale of digital assets of $0.07 million during the year ended December 31, 2019.

During the year ended December 31, 2020, TTM Digital recorded a gain of approximately $0.02 million and a loss of approximately $0.01 million in 2019 of the disposal of certain mining equipment.

During the years ended December 31, 2020, and 2019, other (income) expense was nominal year over year ($0.03 vs. $0.04) and TTM Digital recorded an equity loss from Up North Hosting during the year ended December 31, 2020, of approximately $0.04 million and an income to earnings of $0.1 during the year ended December 31, 2019.

Income Taxes

TTM Digital operated as a limited liability company treated as a disregarded entity for tax purposes prior to the conversion to a Nevada Corporation on March 30, 2021. Accordingly, all tax effects of TTM Digital’s income or loss are passed through to the member and no provision or liability for federal income taxes is included in these consolidated financial statements. TTM Digital’s tax returns are subject to examination by taxing authorities in the jurisdictions in which it operates in accordance with the normal statutes of limitations in the applicable jurisdiction. The statute of limitations for state purposes is generally three years but may exceed this limitation depending upon the jurisdiction involved. Returns that were filed within the applicable statute remain subject to examination. As of December 31, 2020, and 2019, state and city taxing authorities have not proposed any adjustment to TTM Digital’s tax position.

Liquidity and Capital resources as of December 31, 2020

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

Capital resources and operating results as of and through December 31, 2020, consisted of the following:

1) An overall working capital deficit of $0.1 million,

2) Cash and cash equivalents of $0.07 million,

3) Net cash used in operating activities for the year of $0.5 million,

4) Net cash used in investing activities for the year of $0.03 million, and

5) Net cash provided by financing activities for the year of $0.6 million.

The Company believes it has sufficient liquidity to fund operations for the next twelve months based upon cash on hand, and future projections. The Company’s liquidity projections and actual performance through issuance assume additional growth in revenues as well as profitability or positive cash flows from operations. However, there is no assurance that those estimates will be achieved or that the Company will be able to manage costs in order to achieve profitability or positive cash flows from operations. Funding our operations on a go-forward basis will rely significantly on the Company’s ability to continue to mine cryptocurrency and the spot or market price of the cryptocurrency mined. The Company expects to generate ongoing revenues from the mining of cryptocurrencies, primarily Ethereum currency rewards, in its mining facilities. The Company’s ability to liquidate Ethereum currency rewards at future values will be evaluated from time-to-time to generate cash for operations. Generating Ethereum currency rewards, which exceed production and overhead costs will determine the Company’s ability to report profit margins related to such mining operations. If the Company is unable to generate sufficient revenue from Ethereum mining when needed or secure additional sources of funding, it may be necessary to significantly reduce the current rate of spending or explore other strategic alternatives.

Based on the aforesaid, we believe we have the ability to continue our operations for the immediate future and will be able to realize assets and discharge liabilities in the normal course of operations. However, there cannot be any assurance that any of the aforementioned assumptions will come to fruition and as such we may only be able to function for a short time.

Operating Activities

Net cash used in operating activities was $0.5 million during the year ended December 31, 2020. Cash was consumed from operations by the net income of $0.5 million, plus non-cash items of $0.8 million, consisting primarily of depreciation. The remaining change was primarily driven by the change in digital assets and accrued liabilities during the period.

Net cash used in operating activities was $0.6 million during the year ended December 31, 2019. Cash was consumed from the net loss of $0.2 million, less non-cash items of $0.6 million, consisting primarily of depreciation of $0.8 million offset by gain on sales of digital assets and a gain from the Company’s equity method investee of $0.1 million and an overall decrease in changes in assets and liabilities of approximately $1.0 million, primarily driven by a decrease in digital assets.

Investing Activities

Net cash used in investing activities during the year ended December 31, 2020, was $0.03 million, consisting of purchases of mining equipment of $0.9 million, offset by proceeds on the sale of mining equipment of $0.3 million and proceeds from the sale of digital asset of $0.5 million.

Net cash provided by investing activities during the year ended December 31, 2019, was $0.5 million, consisting of purchases of mining equipment of $0.4 million offset by proceeds from the sale of digital assets and distribution received from Up North Hosting of $0.1 million.

Financing Activities

Net cash provided by financing activities were $0.6 million during the year ended December 31, 2020, which consisted primarily of proceeds from the issuance of members’ equity of $0.6 million.

Net cash used in financing activities were $0.08 million during the year ended December 31, 2019, which consisted of the issuance and repayment of debt.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with revenue recognition, investments, intangible assets, stock-based compensation, and business combinations.

TTM Digital’s financial position, results of operations and cash flows are impacted by the accounting policies TTM Digital has adopted. To get a full understanding of the TTM Digital’s financial statements, one must have a clear understanding of the accounting policies employed a summary of the TTM Digital’s critical accounting policies follows:

Fair Value

TTM Digital’s accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, and accounts payable, approximate fair value due to the short-term nature of these instruments. Historically, the Company has not held digital assets and has distributed mined digital assets within a short period of the award. The Company determined the fair value of digital assets earned during the periods ended March 31, 2021 and 2020 by using quoted prices in active markets. The Company evaluates all accessible active markets and then selects the market which they determine to be the principal market. Fair value is determined by the USD spot at the time digital assets are earned. Digital assets mined by the Company are classified within Level II of the fair value hierarchy.

Equity Method Investments

Equity method investments are equity securities in entities the Company does not control but over which it can exercise significant influence. These investments are accounted for under the equity method of accounting in accordance with ASC 323, Investments- Equity Method and Joint Ventures. Equity method investments are measured at cost minus impairment, if any, plus or minus the Company’s share of an investee’s income or loss.

Digital Assets

TTM Digital’s primary revenue source is the mining of digital currency rewards, sometimes referred to as digital tokens, cryptocurrency, and the like. A mining operator (a “miner”) can mine independently or as part of a pool with other miners by joining forces in a mining pool established by a pool operator (“Operator”). Mining for digital currency entails solving mathematical algorithms, and when successful, the miner is provided with digital currency rewards. Digital currency is rewarded to miners for solving algorithms used to verify blocks in the blockchain. These blocks are generated in response to transactions “on the blockchain” and must be verified algorithmically to be validated and added to the blockchain. The amount of computer power required for blocks to be successfully mined, or hash rate, is driven by the deployment of powerful computation systems. Miners are awarded a share of the pool’s Reward based on their individual Hash Rate.

TTM Digital, as a miner, has joined pools to enhance its mining effectiveness. Operating in pools of miners enables TTM Digital to focus on solving a given algorithm while hedging against the risk of other miners solving it differently. This risk is mitigated by sharing the success of mining operations with miners across the pool according to agreed-upon parameters. Miners join pools online according to parameters where their hash rates are added to the pool in exchange for a share of the pool’s rewards. Pool operators can channel higher Hash Rates to solve algorithms by combining the computing power from a distributed net of miners whereby they are more likely to receive a reward shared with the miners.

Rewards are transferred to TTM Digital automatically when a block is verified. The only consideration received by TTM Digital relating to the mining process is the allocation of rewards from pool operators. Upon signing up with the operators, TTM Digital provides applicable wallet identification and instructions. These wallets are unique sources of storing digital currency and are identified through an alphanumeric key. Transfers are made once the reward block has been confirmed and verified via solved algorithm. When TTM Digital or the operators are unsuccessful in discovering blocks, no rewards are awarded to the pool, and no payout is made to the miners.

Digital assets (cryptocurrency) held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured. In testing for impairment, TTM Digital has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If TTM Digital concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. Purchases of digital assets by TTM Digital are included within investing activities in the accompanying consolidated statements of cash flows, while digital assets awarded to TTM Digital through its mining activities are included within operating activities on the accompanying consolidated statements of cash flows. The sales of digital assets are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the consolidated statements of operations. TTM Digital accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Impairment of Long-lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Revenue Recognition

TTM Digital recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

TTM Digital has entered into mining pools with the operators to provide computing power to the mining pool. The Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less transaction fees to the mining pool operator) for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators The transaction consideration the Company receives, if any, is non-cash consideration. The transaction price of the Company’s share of the cryptocurrency award is measured at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the mining pool. The consideration is all variable under the definition within ASC 606. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the Company successfully places a block and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the digital asset award received is determined using the quoted price of the related digital asset at the time of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for digital assets recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could impact the Company’s consolidated financial position and results from operations.

New Accounting Standards Adopted

Income Taxes

In December 2019, the FASB issued Accounting Standards Update (ASU) 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. The ASU removes certain exceptions for performing intra-period allocation and calculating income taxes in interim periods. It also simplifies the accounting for income taxes by requiring recognition of franchise tax partially based on income as an income-based tax, requiring reflection of enacted changes in tax laws in the interim period and making improvements for income taxes related to employee stock ownership plans. ASU 2019-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. The Company is currently evaluating the impact the standard will have on its consolidated financial statements and disclosures but does not expect a material impact.

Equity Securities

In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). The ASU amends and clarifies certain interactions between the guidance under Topic 321, Topic 323 and Topic 815, by reducing diversity in practice and increasing comparability of the accounting for these interactions. The amendments in the ASU should be applied on a prospective basis. The ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period for which financial statements have not yet been issued. The Company is currently evaluating the impact the standard will have on its consolidated financial statements.

Fair Value Measurements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“ASC 820”), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 is intended to improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The adoption of the standard in 2020 did not have a material impact on the Company’s financial statements or its disclosures.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

PROPERTIES

Our principal executive offices are located at 13880 Dulles Corner Lane, Suite 175, Herndon, Virginia 20171. We lease this premise, which consists of approximately 5,800 square feet pursuant to a lease.

In connection with our digital asset mining operations, the Company uses two purpose-built digital asset mining optimized data centers in the United States located in the State of New York and in the State of North Carolina. Operating from North Carolina and New York provides geographic, regulatory, and power price diversity for its operations to maintain competitiveness in a quickly changing digital assets market environment. Both data centers are located in close proximity to green energy power plants. Both locations are operated in the name of TTM Digital. The North Carolina datacenter is a leased co-location facility. The New York datacenter is partially owned by TTM Digital through its ownership in Up North Hosting, LLC.

We believe that our facilities are adequate for the Company’s current needs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 8, 2021:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock;

●	our named executive officers, as such term is defined in Item 402(m)(2) of Regulation S-K;

●	each director; and

●	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 143,198,212 shares of our common stock outstanding as of June 8, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person that are currently exercisable or that will become exercisable within 60 days of June 8, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is: c/o Sysorex, Inc., 13880 Dulles Corner Lane, Suite 175, Herndon, Virginia 20171

Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Named Executive Officers and Directors:
Wayne Wasserberg	-	*
Zaman Khan	289,455	*
Vincent Loiacono	79,086	*
All Directors and Current Executive Officers as a Group (3 persons)	368,541	*

More than 5% Beneficial Owners
Andrew Resnick (1)	11,280,209	7.9%
Daniel Saltman (2)	8,547,604	5.9%
CoreWeave, Inc.(3)	14,285,090	9.9%
Inpixon (4)	14,305,501	9.9%

*	less than 1% of the issued and outstanding shares of common stock.

(1)	11,280,209 shares of the Company’s common stock are owned by Ressence LLC, Light Field Realty LLC, and Andrew J. Resnick. 5,123,124 shares are owned by Ressence LLC, 621,092 shares are owned by Light Field Realty LLC and 5,535,993 shares are owned personally by Andrew J. Resnick, who is the managing member of each of the foregoing entities and has dispositive and voting power over the shares held by the foregoing entities and the shares held in his name. The mailing address of the beneficial owner is 1228 Alton Road, Miami Beach, FL 33139.

(2)	8,547,604 shares of the Company’s common stock are owned by URL Ventures Inc. and by Daniel Saltman individually. Daniel Saltman individually owns 3,459,996 shares of the Company’s common stock, and URL Ventures Inc. owns 5,087,608 shares of Common Stock. Daniel Saltman is the sole shareholder and officer of URL Ventures Inc. and has dispositive and voting power over the shares held by the entity. The mailing address of the beneficial owner is 3921 Alton Road, Suite 159, Miami Beach, FL 33140

(3)	The address of Coreweave, Inc. is 12 Commerce Street, Springfield, NJ 07081.

(4)	The amount is based on 12,972,189 shares of the Company’s common stock owned by Inpixion and the Right to Shares Letter Agreement dated April 14, 2021, providing for up to 3,000,000 shares of the Company’s common stock, subject to the beneficial ownership limitation clause that states that in no event shall Inpixon be issued that number of shares which would result in Inpixon’s beneficial ownership exceeding 9.99%.The address of Inpixon is 2479 E. Bayshore Road, Suite 195 Palo Alto, CA 94303.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of all of our current directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the Company’s Board of the Directors (the “Board”) and/or our Chief Executive Officer.

Name	Age	Position
Wayne Wasserberg	40	Director, Chief Executive Officer
Zaman Khan	53	Director
Vincent Loiacono	61	Chief Financial Officer, Treasurer

Wayne Wasserberg

Mr. Wasserberg is the Chief Executive Officer of Sysorex, Inc. and the President of TTM Digital Assets & Technologies, Inc., and a member of Sysorex’s Board of Directors. Mr. Wasserberg is an executive with more than 15 years of experience working with clients internationally across industries including structured finance, currency trading and arbitrage, alternative assets investments, and infrastructure and real estate development. Prior to joining the Company on April 14, 2021, Mr. Wasserberg was the President of Quantum Lexicon, a company focused on advisory services to technology innovation companies. Before he joined Quantum Lexicon in 2020, Mr. Wasserberg founded and served as CEO of an international real estate brokerage and property management company, where he was directly involved in more than $200 million in closed transactions. In this role, he also provided consulting to large multinational companies regarding their geographic expansions. Mr. Wasserberg began his career at International Sales Group and was responsible for more than $500 million in international sales within a flagship Trump property. Mr. Wasserberg holds a Bachelor of Science from State University of New York, Oneonta.

Zaman Khan

Mr. Khan has served as a member of our Board since July 2018. Mr. Khan has also served as the President of SGS since January 2017. From 1997 until January 2017, Mr. Khan served as the Executive Vice President at Intelligent Decisions, Inc., an information technology firm specialized in government contracting with an emphasis in intelligence space. From 1991 to 1996, Mr. Khan served as the Director of Business Development of WIN Laboratories, LTD, a manufacturer of WIN Labs computers and reseller specialized in government and commercial contracting. Mr. Khan’s strong background in technology startups, international business development, strategic operations, contract administration, and organizational leadership led us to the conclusion that he should serve as a member of our Board.

Vincent Loiacono

Mr. Loiacono has served as our Chief Financial Officer since August 2018. He has also served as the Chief Financial Officer of SGS since March 2018. From October 2015 through February 2018, Mr. Loiacono provided consulting and performed tax service projects, primarily in residential real estate, commercial banking and SEC reporting. From October 2014 to September 2015, Mr. Loiacono served as VP Finance, Operations and Analytic at Intelligent Decisions, Inc. From 2008 to 2012, Mr. Loiacono served as Chief Financial Officer of TerreStar Networks where he was responsible for scaling its business, providing strategic oversight of the development of its satellite phone and the launch of its commercial satellite. From 2005 through 2008, Mr. Loiacono served as the Senior Vice President and Principal Financial Officer at WorldSpace Radio Satellite Radio where he led the effort to raise $220 million in its initial public offering and the buildout of its international markets. Mr. Loiacono received a Bachelor of Business Administration degree in Accounting from CUNY-Bernard M. Baruch College in 1983. Mr. Loiacono is a member of the American Institute of Certified Public Accountants and is licensed as a Certified Public Accountant in New York.

Involvement in Certain Legal Proceedings

To the best of our knowledge, there is no involvement in legal proceedings during the past ten years that is required to be disclosed pursuant to Regulation S-K 401(f).

Board of Directors

Our Board may establish the authorized number of directors from time-to-time by resolution. The current authorized number of directors is three. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Our Board held no meeting during 2020 and acted through ten written consents. No officer or member of our board of directors was delinquent in filing any Section 16 reports during 2020. No member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served), if any. Members of our Board are invited and encouraged to attend our annual meeting of stockholders.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC. Pursuant to these rules, none of our directors are independent within the meaning of Nasdaq Listing Rule 5605.

There are no family relationships between any of the individuals who serve as members of our Board and as our executive officers.

Board Committees

Audit committee

We do not have a separately designated standing audit committee, but plan to in the future. The Board performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions that would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including /fees to be paid to the independent auditor and the performance of the independent auditor.

Compensation and Nominations Committees

We currently have no compensation or nominating committee or other Board committee performing equivalent functions. Currently, the members of our Board participate in discussions concerning executive officer compensation and nominations to the Board.

Stockholder Communications

The Company does not have a process for security holders to send communications to the Board due to the fact that minimal securities are traded.

Stockholder Proposals and Director Nominations

Stockholder proposals are reviewed by the Secretary for compliance with the requirements for such proposals set forth in Regulation 14a-8 promulgated under the Exchange Act. Stockholder proposals that meet these requirements will be summarized by the Secretary. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Board.

Stockholder nominations for directors are reviewed by the Secretary for compliance with the requirements for director nominations that are set forth in our Articles of Incorporation and Bylaws. Stockholder nominations for directors that meet these requirements are summarized by the Secretary. Summaries and copies of the nominations are then circulated to the Chairman of the Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to members of our Board, our executive officers and our employees. The Code of Conduct is available on our website at https://sysorexinc.com/business-conduct-and-ethics/. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website at the address specified above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The total compensation earned by each of our named executive officers for the fiscal years ended December 31, 2020 and 2019 disclosed in the Company’s Annual Reports on Form 10-K filed with the SEC on March 31, 2020 and March 29, 2021, respectively, is incorporated herein by reference.

Employment Agreements and Arrangements

Wayne Wasserberg

On May 7, 2021, the Company entered into an Employment Agreement with its Chief Executive Officer, Wayne Wasserberg, pursuant to which Mr. Wasserberg will continue to serve as the Chief Executive Officer of the Company and as President, Treasurer, and Secretary of its wholly-owned subsidiary, TTM.

Under the Employment Agreement, Mr. Wasserberg will receive an annual base salary of Four Hundred Thousand Dollars ($400,000). In addition, he was granted a sign-on bonus of Fifty Thousand Dollars ($50,000) and will receive an additional bonus of Fifty Thousand Dollars ($50,000) upon the Employee’s successful completion of six (6) months of employment with the Company. Further, the Employment Agreement states that additional bonus performance criteria are to be included within two (2) months of the effective date of the Employment Agreement, subject to approval of the board of directors of the Company (the “Board”). The Company also agreed that Mr. Wasserberg shall receive an initial stock grant of 200,000 shares of the Company’s common stock, once the employee stock option plan is approved by the Board and filed on Form S-8 with the Securities and Exchange Commission. The Employment Agreement subjects Mr. Wasserberg to customarily confidentiality, non-solicitation, and intellectual property assignment provisions.

The Employment Agreement provides for a two-year term and may be terminated by either party in accordance with its terms. The Employment Agreement obligates the Company to remit certain cash payments to Mr. Wasserberg in connection with qualifying terminations, encompassing three termination scenarios: with Just Cause (as defined in the Employment Agreement), without Just Cause, and in the event of disability and death. Termination with Just Cause results in payments of the relevant portion of base salary, accrued and unused vacation, payments of unreimbursed expenses and receipt of the vested portion of any benefit plan (the “Just Cause Payments”). In the event, Mr. Wasserberg is terminated without Just Cause or within the twenty-four (24) month period following a Change of Control (as defined in the Employment Agreement), then the Company shall, in addition to the Just Cause Payments, (1) continue to pay his base salary for one month for every two months of employment after the effective date of the Employment Agreement up to a maximum of twelve (12) months subject to and conditioned upon Employee signing a full general release of any and all known and unknown claims against the Company; and (2) within forty-five days of termination pay to Employee one hundred percent of the value of any accrued but unpaid bonus that Employee otherwise would have received. If the employment of Mr. Wasserberg is terminated due to his disability or death, the Company will be required to pay to him or his estate the amounts required by law or disability plans and the Just Cause Payments.

Vincent Loiacono

On August 31, 2018, the Company entered into an Employment Agreement with Vincent Loiacono, pursuant to which Mr. Loiacono acts as the Chief Financial Officer for the Company and SGS, as amended as of February 16, 2021 Mr. Loiacono is paid an annual salary of $250,000 a year for his services (the “Loiacono Base Salary”). In addition to the Loiacono Base Salary, Mr. Loiacono receives a quarterly incentive bonus in the amount of $15,000 and is eligible to participate in any executive bonus pools, discretionary performance bonuses (based on targets or other performance objectives) or deferred compensation plans that the Company may establish in its sole discretion. Mr. Loiacono also receives medical, dental, and vision insurance coverage for him, his spouse and his children, to the same extent, and on the same terms and conditions that such coverage is provided to other senior management employees of the Company and may participate in the Company’s 401(k) plan to the same extent and on the same terms and conditions that other senior management employees of the Company are permitted to participate. Mr. Loiacono is entitled to three weeks paid vacation per year and paid sick days to the same extent and on the same terms and conditions as the Company provides to its other senior management employees.

The Company may, in its sole discretion, terminate the agreement, including for Just Cause, as defined in the agreement. Mr. Loiacono may resign from his employment as a result of a material diminution of his duties, responsibilities, authority, and position with both the Company and SGS, or a material reduction in his compensation and benefits, or if he ceases to hold the position of Chief Financial Officer at the Company after a Change of Control, as defined in the agreement (each a “Loiacono Termination Event”). If the Company terminates the agreement without Just Cause or within 24 months following a Change of Control, or if Mr. Loiacono resigns his position as a result of a Termination Event, the Company must: (i) continue to pay to Mr. Loiacono the Loiacono Base Salary, subject to customary payroll practices and withholdings, for one month for every 3 months of employment after the Effective Date up to a maximum of 6 months (subject to and conditioned upon Mr. Loiacono signing a full general release of any and all known and unknown claims against the Company, SGS and their related parties) (the “Loiacono Severance Payment”); (ii) within 45 days of termination or resignation, pay to Mr. Loiacono 100% of the value of any accrued but unpaid bonus that he otherwise would have received; (iii) pay to Mr. Loiacono the value of any accrued but unpaid vacation time; (iv) pay to Mr. Loiacono any unreimbursed business expenses and travel expenses that are reimbursable under the agreement; (v) pay an amount equal to the Company’s monthly COBRA premium in effect on the date of termination for the number of months applicable to the Loiacono Severance Payment; and (vi) to the extent required under the terms of any benefit plan the vested portion of any benefit under such plan. If the Company terminates the agreement for Just Cause, Mr. Loiacono will receive only that portion of the Loiacono Base Salary, accrued but unused vacation pay, and unreimbursed business expenses, that has been earned or have been incurred through the date of termination and, to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan. Mr. Loiacono’s employment will be terminated immediately upon (i) his Disability, as defined in the agreement, for a period exceeding 3 months in any twelve-month period, or (ii) his death. If Mr. Loiacono’s employment is terminated due to disability or death, the Company will be required to pay to him or his estate, unrelated to any amounts that he may receive pursuant to any short-term and long-term disability plans or life insurance plans, the Loiacono Base Salary and accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan.

Mr. Loiacono has agreed to certain confidentiality, non-compete, and non-solicitation provisions and the Company has agreed to indemnify Mr. Loiacono for acts undertaken in the course of his service so long as (i) he acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Company and SGS, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) his conduct did not constitute gross negligence or willful or wanton misconduct. Mr. Loiacono is indemnified by the Company to the fullest extent allowed by law.

Outstanding Equity Awards at Fiscal Year-End

Other than disclosed in the Company’s Annual Report for the fiscal year ended December 31, 2020, on Form 10-K filed with the SEC on March 29, 2021, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2020.

Securities Authorized for Issuance under Equity Compensation Plans

Other than disclosed in the Company’s Annual Report for the fiscal year ended December 31, 2020 on Form 10-K filed with the SEC on March 29, 2021, neither the Company, nor TTM Digital are authorized to issue any securities under equity compensation plans.

Director compensation

Other than disclosed in the Company’s Annual Report for the fiscal year ended December 31, 2020 on Form 10-K filed with the SEC on March 29, 2021, no compensation was paid to or earned by each non-employee director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Incorporated herein by reference to the Company’s Annual Report for the fiscal year ended December 31, 2020 on Form 10-K filed with the SEC on March 29, 2021, and to the Original Report.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect. From time-to-time, we may become involved in legal proceedings, lawsuits, claims, and regulations in the ordinary course of our business.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “SYSX.”

Holders of Record

As of June 8, 2021, the number of registered holders of our Common Stock was 308.

Securities Authorized for Issuance under Equity Compensation Plans

Incorporated herein by reference to the Company’s Annual Report for the fiscal year ended December 31, 2020 on Form 10-K filed with the SEC on March 29, 2021.

Dividend Policy

We have never declared nor paid any cash dividends to stockholders. We do not currently expect to pay dividends on our capital stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of our board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints, and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth in the Original Report.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Incorporated herein by reference to Exhibit 4.5 of the Company’s Annual Report for the fiscal year ended December 31, 2019 on Form 10-K filed with the SEC on March 31, 2020.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to the disclosure set forth in the Company’s Annual Report for the fiscal year ended December 31, 2019 on Form 10-K filed with the SEC on March 31, 2020.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to the disclosure set forth under Item 9.01 of this Amended Report relating to the financial statements and supplementary data of the Company and TTM, which is incorporated herein by reference.

FINANCIAL STATEMENTS AND EXHIBITS

Reference is made to the disclosure set forth under Item 9.01 of this Amended Report relating to the financial information of the Company and TTM, which is incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth in the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2021.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited financial statements of TTM Digital as of and for the years ended December 31, 2020 and 2019, and the related Independent Auditor’s Report are filed hereto as Exhibit 99.1 and incorporated herein by reference. The unaudited condensed consolidated financial statements of TTM Digital for the three months ended March 31, 2021 and 2020 are set forth in Exhibit 99.2 hereto and incorporated herein by reference.

(b) Pro forma financial information.

Unaudited pro forma combined financial information for the fiscal year ended December 31, 2020 and as of and for the three months ended March 31, 2021 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

(c) Shell company transactions. None.

(d) Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Amended Report and supplement the previously filed exhibits in the Original Report:

Exhibit No.	Description
10.1	Asset Exchange and Contribution Agreement dated March 30, 2021 by and between CoreWeave, Inc. and TTM Digital Assets & Technologies, Inc.*
10.2	Purchase order dated April 1, 2021 CoreWeave, Inc. and TTM Digital Assets & Technologies, Inc.*
10.3	Hosting Facility Services Order dated April 1, 2021 CoreWeave, Inc. and TTM Digital Assets & Technologies, Inc.*
23.1	Consent of Friedman LLP
99.1	Audited Financial Statements of TTM Digital Assets & Technologies, Inc. as of and for the years ended December 31, 2020 and 2019, and the related Independent Auditor’s Report
99.2	Unaudited Condensed Consolidated Financial Statements of TTM Digital Assets & Technologies, Inc. for the Three Months ended March 31, 2021 and 2020.
99.3	Unaudited pro forma combined financial information for the fiscal year ended December 31, 2020 and as of and for the three months ended March 31, 2021.

*	The Company has redacted provisions or terms of this Exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). The Company agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2021	SYSOREX, INC.

	By:	/s/ Wayne Wasserberg
	Name:	Wayne Wasserberg
	Title:	Chief Executive Officer